EXHIBIT 10.2

STOCK OPTION AGREEMENT

This Stock Option Agreement (the “Agreement”) is entered into as of June 2, 2011 by and between Pyramid Oil Company, a California corporation (“Pyramid Oil”), and Gary L. Ronning (the “Option Holder”).

RECITALS

A.           Pyramid Oil’s Board of Directors (the “Board”) has adopted the 2006 Equity Incentive Plan (the “Plan”), and Pyramid Oil’s shareholders have approved the Plan.  The Option Holder has had an opportunity to review the Plan.

B.           The Option Holder is a non-employee director of Pyramid Oil.  On June 2, 2011, the Board approved the grant of a stock option to the Option Holder upon the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Pyramid Oil and the Option Holder hereby agree as follows:

1.           Option Grant and Exercise Price.

(a)           Pyramid Oil hereby grants to the Option Holder the right and option (the “Option”) to purchase, on the terms set forth in this Agreement and in the Plan, Five Thousand (5,000) shares of Pyramid Oil’s common stock, no par value (“Common Stock”), at an exercise price of Five Dollars and Forty Cents ($5.40) per share.  The Option exercise price is equal to or greater than the closing price of the Common Stock on the Option grant date of June 2, 2011, as reported by the NYSE Amex Equities.

(b)           The Option is not intended by Pyramid Oil and the Option Holder to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2.           Vesting and Term of the Option.

(a)           The Option is fully vested and exercisable as of June 2, 2011.  Subject to earlier termination as provided in Section 2(b) of this Agreement, the Option shall remain exercisable to and including June 1, 2016.  The Option shall not be exercisable after June 1, 2016.

(b)           If the Option Holder’s service as a director of Pyramid Oil terminates for any reason, the Option shall remain exercisable until the first to occur of (1) the ninetieth day after the date of the termination of the Option Holder’s service as a director or (2) June 1, 2016.

3.           Manner of Exercising the Option.  The Option Holder may exercise the vested portion of the Option, in whole or in part, at any time on or before the date of the expiration of the Option specified above in Section 2, provided that a partial exercise of the Option may not be for fewer than one thousand shares of Common Stock unless fewer than one thousand shares subject to the vested portion of the Option remain unexercised, in which event the entire remaining vested portion of the Option must be exercised at one time.  The Option shall not be exercisable with respect to a fraction of a share of Common Stock.  In order to exercise any portion of the Option, the Option Holder must deliver to Pyramid Oil’s Chief Executive Officer a written notice of exercise in the form of the notice attached to this Agreement.  Pyramid Oil shall not issue any shares of Common Stock following the exercise of the Option until full payment of the exercise price has been made.

4.           Payment of the Option Exercise Price.  The Option Holder shall pay the Option exercise price by either of the following methods:

(a)           By a personal check payable to the order of Pyramid Oil; or

(b)           By delivery of irrevocable instructions to a broker (1) to sell a number of shares of Common Stock issuable upon exercise of the Option in an amount sufficient to pay the Option exercise price and (2) to promptly deliver cash from that sale to Pyramid Oil in full payment of the Option exercise price, provided that the Option Holder shall deliver to Pyramid Oil a copy of such instructions to the broker.

5.           Delivery of a Stock Certificate to the Option Holder.   Promptly after the Option Holder’s exercise of the Option and full payment of the Option exercise price, Pyramid Oil shall deliver to the Option Holder (a) a stock certificate evidencing the shares of Common Stock acquired by the Option Holder or (b) if approved by Pyramid Oil after a request is made by the Option Holder, Pyramid Oil shall deliver the shares of Common Stock by book or electronic entry to an account specified by the Option Holder.

6.           Transferability of the Option.  The Option Holder is not entitled to assign or otherwise transfer the Option, either voluntarily or by operation of law, other than by will or the laws of descent and distribution, and the Option shall be exercisable during the Option Holder’s lifetime only by the Option Holder or by the Option Holder’s legal guardian or representative.  Following the death of the Option Holder, the Option shall be exercisable during the Option term described above in Section 2 by the Option Holder’s legal representative or by the beneficiaries of the Option designated under the Option Holder’s will or trust or the laws of descent and distribution.

7.           Securities Law Compliance.  No shares of Common Stock shall be issued or delivered upon exercise of the Option unless and until the Board determines that the exercise of the Option and the issuance and delivery of shares of Common Stock upon the exercise of the Option will comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, applicable state securities laws and the requirements of the Nasdaq Stock Market.

8.           Incorporation by Reference of the Plan.  The Plan and all of its terms, as amended from time to time, are incorporated by reference into this Agreement.  The Option Holder acknowledges that he or she has received and reviewed a copy of the Plan.  This Agreement is not a complete restatement of all of the terms of the Plan.  Pyramid Oil and the Option Holder agree to be bound by the Plan, as amended from time to time, and agree that the terms of the Plan shall govern if and to the extent that there are any inconsistencies between the Plan and this Agreement.

9.           Option Holder’s Representations and Warranties.  In connection with the receipt of the Option pursuant to this Agreement and in contemplation of the Option Holder’s purchase of shares of Common Stock upon exercise of the Option, the Option Holder hereby agrees, represents and warrants as follows; provided that all of the following agreements, representations and warranties shall be deemed to have been given again by the Option Holder as of the date that he exercises the Option:

(a)           Access to Information.  The Option Holder has had a sufficient opportunity to review (1) the Plan and (2) all annual and periodic reports and proxy statements that Pyramid Oil has filed with the Securities and Exchange Commission (the “SEC”) during the preceding twelve months.  Neither Pyramid Oil nor any of its officers, directors, employees or other agents has made any representation or recommendation to the Option Holder about the advisability of the Option Holder’s purchase of the shares of Common Stock that are subject to the Option.

(b)           Ability to Bear Investment Risk.  The Option Holder is aware that any purchase of stock involves an element of risk.  The Option Holder can afford to bear the risks of an investment in Pyramid Oil.  The Option Holder has sufficient knowledge and experience in financial and investment matters to enable him to evaluate the merits and risks of the proposed purchase of the shares of Common Stock subject to the Option and to make an informed investment decision.

(c)           Resale Restrictions.  The Option Holder understands that (1) neither the SEC nor any state or other regulatory authority has made any recommendation or finding concerning the value of the shares of Common Stock subject to the Option, and (2) the shares may be offered, sold or otherwise transferred by the Option Holder only if the transaction is registered and qualified under the applicable provisions of federal and state securities laws or if exemptions from registration and qualification are available.  The Option Holder agrees not to sell, pledge or otherwise transfer any of the shares of Common Stock acquired upon exercise of the Option except in full compliance with (x) all applicable federal and state securities laws, rules and regulations and (y) Pyramid Oil’s insider trading policy.

(d)           No Right to Continue to Serve as a Director.  The Option Holder understands that nothing in the Plan or this Agreement gives the Option Holder a right to continue to serve as a director of Pyramid Oil.

10.           Miscellaneous Provisions.

(a)           Further Instruments.  Pyramid Oil and the Option Holder agree to execute all further instruments and to take all further actions as may be reasonably necessary to carry out the terms of this Agreement.

(b)           Provisions Subject to Applicable Law.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and intent of this Agreement.

(c)           Complete Agreement.  This Agreement and the Plan constitute the complete and exclusive agreement between Pyramid Oil and the Option Holder with respect to the subject matter of this Agreement and replace and supersede any and all other prior written and oral agreements or statements by the parties relating to the subject matter of this Agreement.

(d)           Successors and Assigns.  Subject to the provisions of this Agreement and the Plan relating to the transferability of the Option and the shares of Common Stock acquired upon exercise of the Option, this Agreement shall be binding upon and inure to the benefit of Pyramid Oil and the Option Holder and their respective successors and assigns.  Whenever appropriate in this Agreement, references to Pyramid Oil or the Option Holder shall be deemed to refer to such person’s legal representative, estate or other transferees, successors or assigns, as applicable.

(e)           Notices.  Any notice required or permitted to be given to Pyramid Oil or the Option Holder must be in writing and shall be deemed to have been duly given (1) when delivered in person, (2) when sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (3) on the second business day after dispatch by United States registered or certified mail (postage prepaid and return receipt requested), (4) on the next business day if transmitted by national overnight courier, or (5) on the date delivered if sent by e-mail (provided confirmation of e-mail receipt is obtained), in each case to the address shown below the party’s signature or to any other address as the party may designate in the foregoing manner to the other party.

(f)           Amendment and Termination.  This Agreement may be amended or terminated only by a writing executed by both Pyramid Oil and the Option Holder.

(g)           Counterparts.  This Agreement may be executed by facsimile or by e-mail transmission in PDF format and in two counterparts, each of which shall be deemed an original, but both of which shall constitute one and the same instrument.

(h)           Governing Law; Enforcement of this Agreement.  This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California without giving effect to California’s conflict-of-law principles.  Each party to this Agreement is entitled to bring an action for temporary or preliminary injunctive relief at any time in any court of competent jurisdiction in order to prevent immeasurable and irreparable injury that might result from a breach of this Agreement.  To the fullest extent permitted by applicable law, the unsuccessful party to any court action regarding this Agreement shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in the court action by the successful party, all of which shall be included in and as a part of the award rendered in the action.  For purposes of this paragraph, attorneys’ fees shall include, without limitation, fees incurred in connection with post-judgment and post-award actions.

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IN WITNESS WHEREOF, Pyramid Oil and the Option Holder have executed and delivered this Agreement as of the day and year first written above.

PYRAMID OIL COMPANY
By:	JOHN H. ALEXANDER
John H. Alexander Chief Executive Officer
Address: 2008 21st Street P.O. Box 832 Bakersfield, California 93302 Attention: Chief Executive Officer Fax: (661) 325-0100 E-Mail: john@pyramidoil.com

GARY L. RONNING
GARY L. RONNING

Address: P.O. Box 832 Bakersfield, California 93302 Fax: ________________________________ E-Mail: _____________________________

OPTION EXERCISE NOTICE

Pyramid Oil Company
2008 21st Street
P.O. Box 832
Bakersfield, California 93302
Attention:  Chief Executive Officer

I hereby notify Pyramid Oil Company (“Pyramid Oil”) of my election to purchase [_____] shares of Pyramid Oil’s common stock at a purchase price of $5.40 per share pursuant to an option that was granted under the Stock Option Agreement dated as of June 2, 2011 (the “Agreement”).

I will deliver to Pyramid Oil the purchase price of the shares in the manner provided in the Agreement.

I agree to execute whatever additional documents are requested by Pyramid Oil in order to complete the exercise of my option.  All of the representations and warranties that I made in Section 9 of the Agreement remain accurate as of the date of this notice.

Dated: _________________	Gary L. Ronning